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                            [HORACE MANN LETTERHEAD]


VIA EDGAR

May 2, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attn:  Ms. Ellen Sazzman

     Re: Horace Mann Life Insurance Company Separate Account (the "Registrant") Registration Statement on Form N-4
          File Numbers 811-1343; 2-24256
          ----------------------------------------------------------------------

Dear Ms. Sazzman:

     This letter is provided to the Securities and Exchange Commission (the "Commission") in connection with a response being made on behalf of the Registrant to comments that you provided with respect to Post-Effective Amendment No. 78 under the Securities Act of 1933 to the Registrant's registration statement on Form N-4 filed with the Commission on February 28, 2005.

     The Registrant acknowledges that the adequacy and accuracy of the disclosure in the filing is the responsibility of the Registrant. The Registrant acknowledges that any comments or changes to disclosure in the filing reviewed by the Commission staff, acting pursuant to delegated authority, do not foreclose the Commission from taking any action with respect to the filing and the Registrant represents that it will not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,


HORACE MANN LIFE INSURANCE COMPANY SEPARATE ACCOUNT
By:    /\s/ Ann Caparros
Name:  Ann  M. Caparros
Title: Corporate Secretary of Horace Mann Life Insurance
Company (the Depositor)